                                                                    EXHIBIT 12.1


                                  Combined ALS

                        ALTERNATIVE LIVING SERVICES, INC.
          STATEMENTS REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES
      FOR THE YEARS ENDED DECEMBER 31, 1992, 1993, 1994, 1995 AND 1996 AND
                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                          (In Thousands Except Ratios)

                                                                                                                          Year Ended
                                                                                                       Nine Months Ended   December
                                                                Year Ended December 31,                  September 30,        31,
                                                   -----------------------------------------------    ------------------  ----------
                                                    1992     1993      1994       1995       1996       1996       1997       1997
                                                   -----------------------------------------------    ------------------  ----------
Earnings:

   Net loss from continuing operations             $(192)   $(342)   $(1,137)   $(1,835)   $(8,796)   $(7,052)   $    79     (8,263)
   Fixed charges                                     269      322        662      1,706      8,169      5,837     12,702     19,140
   Capitalized interest                               --       --        (33)      (407)    (1,926)    (1,445)    (4,437)    (6,700)
   Equity in losses of unconsolidated affiliates      --        9        299        716         52         56        195        226
   Minority interest in losses of consolidated
      subsidiaries                                    --       --        (48)      (160)       (76)       (24)    (6,022)    (8,440)
                                                   -----------------------------------------------    ------------------    -------
      Total Earnings                               $  77    $ (11)   $  (257)   $    20    $(2,577)   $(2,628)   $ 2,517    $(4,037)
                                                   ===============================================    ==================    =======


Fixed Charges:

   Capitalized interest                            $  --    $  --    $    33    $   407    $ 1,926    $ 1,445    $ 4,437      6,700
   Lease expense (1)                                 182      194        232        315      3,012      1,944      6,029      8,508
   Interest expense, net                              87      128        397        984      3,231      2,448      2,236      3,932
                                                   -----------------------------------------------    ------------------    -------
      Total Fixed Charges                          $ 269    $ 322    $   662    $ 1,706    $ 8,169    $ 5,837    $12,702    $19,140
                                                   ===============================================    ==================    =======


Ratio of earnings to fixed charges                    --       --         --         --         --         --         --         --
                                                   ===============================================    ==================    =======


Fixed charge deficiancy                            $ 192    $ 333    $   919    $ 1,686    $10,746    $ 8,465    $10,185    $23,177
                                                   ===============================================    ==================    =======


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(1)      Management estimates that one-third (1/3) of its lease expense represents interest, and such amount is included in the calculation of Fixed Charges.